Exhibit 4.35

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (“this Third Amendment”) is made as of this 24 day of September, 2018 (“Effective Date”), between TECH PARK 270 III, LLC, a Maryland limited liability company, having an address at 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101 (“landlord”), and KITE PHARMA, INC., a Delaware corporation, having an address at Suite 200, 930 Clopper Road, Gaithersburg, Maryland 20878-1301 (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement (“Original Lease”) dated as of December 1, 2017, as amended by that certain First Amendment to Lease Agreement dated January 29, 2018 (“First Amendment”), and that certain Second Amendment to Lease Agreement dated February 26, 2018 (“Second Amendment”; together with the Original Lease and the First Amendment, the “Lease”), wherein Landlord leased to Tenant approximately [***] rentable square feet (“Existing Premises”) located at Suite 200, 930 Clopper Road, Gaithersburg, Maryland 20878-1301, as more particularly described in the Lease,

B. Landlord and Tenant desire to amend the Lease, among other things, to expand the Existing Premises by an additional 33,919 rentable square feet (“Expansion Premises”) so that Tenant will lease the entire Building, to provide a tenant improvement allowance to Tenant, and to modify certain of Landlord and Tenant’s maintenance and repair obligations.

AGREEMENT

Now, therefore, the parties hereto agree that, as of the Effective Date, the Lease is amended as follows:

1, Definitions, Terms used in this Third Amendment but not otherwise defined shall have the meanings set forth in the Lease.

2. Expansion Premises. Effective as of the Expansion Premises Commencement Date (as defined below), (a) the Existing Premises shall be expanded to include the Expansion Premises, and (b) Exhibit A to this Third Amendment, which depicts the Expansion Premises as the hatched area, is hereby added to Exhibit A to the Lease.

3. Changes to Defined Terms. Effective as of the Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained on page 1 of the Lease in the Basic Lease Provisions.

a.	The defined term “Premises” shall be deleted in its entirety and replaced with the following:

“Premises:	That portion of the Project, containing approximately 60,022 rentable square feet, as determined by Landlord, consisting of (a) approximately 26,103 rentable square feet of space shown as the hatched area on Exhibit A to this Lease (“Existing Premises”), and (b) approximately 33,919 rentable square feet of space shown on Exhibit A to this Lease and identified thereon as the “Expansion Premises” (“Expansion Premises”). Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA 265.1-1996) (“BOMA Standards”). Tenant acknowledges receipt of such measurement, and Landlord and Tenant each confirm that such measurement shall be conclusive as to the area of the Premises.

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b.	The defined term “Rentable Area of the Premises” shall mean approximately 60,022 rentable square feet.

c.	The defined term “Tenant’s Share of Operating Expenses” shall mean 100%.

4. Delivery of Expansion Premises. On the Effective Date and as long as Tenant has delivered to landlord the evidence of insurance required by the Lease with respect to the entire Premises, Tenant shall have full access to the Expansion Premises. The commencement date for the Expansion Premises shall be October 1, 2018 (“Expansion Premises Commencement Date”).

a. Except as set forth in this Third Amendment, if applicable: (i) Tenant shall accept the Expansion Premises in their broom-clean “as is” condition as of the Expansion Premises Commencement Date, which condition shall be substantially similar in all material respects to the condition of the Expansion Premises as of the Effective Date, but Landlord shall be responsible for any costs to bring the Expansion Premises into compliance with applicable Legal Requirements as of the Expansion Premises Commencement Date as long as Tenant notifies Landlord In writing of such items that are not in compliance by no later than 6 months after the Expansion Premises Commencement Date (i.e., by no later than April 1, 2019); (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

b. Neither Landlord nor any of its agents has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for’the Permitted Use. Tenant shall use the Expansion Premises only for the Permitted Use under the Lease In compliance with the provisions of Section 7 of the Lease.

c. Except as set forth in this Third Amendment, Landlord shall have no obligation to perform any work at the Building in connection with Tenant’s occupancy of the Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

d. Notwithstanding the foregoing provisions of this Section 4, Tenant shall have a period of 6 months after the Expansion Premises Commencement Date (i.e., by no later than April 1, 2019) to reasonably identify in writing any (i) latent defects in the mechanical, electrical, and plumbing systems and the structural components serving the Expansion Premises, and (ii) HVAC system or component that is not in good working order. For purposes of this paragraph, “latent defects” means those material defects in such systems or components that could not have been identified or discovered through a reasonable inspection of such systems or components conducted by a qualified technician. Landlord will promptly repair such identified latent defects or HVAC system or component at landlord’s cost (and not as part of Operating Expenses), subject to Landlord’s confirmation that such defects are, in fact, latent defects or that the HVAC system or component is not, in fact, in good working order.

e. Tenant acknowledges receipt of the Focused Tenant Exit Audit dated as of March 16, 2017 relating to the prior tenant’s operations at the Expansion Premises. By no later than the Expansion Premises Commencement Date, Tenant shall have the right, at its expense, to engage a qualified environmental engineering firm to inspect the Expansion Premises before the Expansion Premises Commencement Date to determine whether, as of the date of such Landlord and Tenant each confirm that such measurement shall be conclusive as to the area of the Premises.

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inspection, the Premises is in violation of any applicable Environmental Requirements. If such report indicates any such violation, Tenant shall provide a copy to Landlord and Landlord shall, at its expense (and not as an Operating Expense), take such action as is necessary to correct such violation. Tenant shall provide such access to Landlord and its agents as may be necessary to allow Landlord to correct such violation.

f. Landlord shall be responsible for the compliance of the Expansion Premises with the ADA as of the Expansion Premises Commencement Date. Thereafter, Tenant shall be responsible for the compliance of the Expansion Premises with the ADA.

g. Tenant acknowledges receipt of the letter dated August 23, 2 018 addressed to Tenant from Jennerik Engineering, Inc. stating that the HVAC equipment serving the Expansion Premises is in good working order.

5. Base Rent for Expansion Premises. Tenant shall continue to pay Base Rent with respect to the Existing Premises at the rates set forth in the Lease. The Base Rent for the Expansion Premises shall be phased in as follows:

a. Commencing on the Expansion Premises Commencement Date through September 30, 2019, Base Rent for the Expansion Premises shall be payable at the rate of $40,249.58 per month (i.e., $29/rentable square foot (“rsf’) per annum x 16,655 rsf).

b, Commencing on October 1, 2019 (i.e., the first anniversary of the Expansion Premises Commencement Date), Base Rent for the Expansion Premises shall be payable at the rate of $84,430.04 per month (i.e., $29.87/rsf per annum x 33,919 rsf). The Base Rent for this period reflects the first annual increase in the Base Rent for the Expansion Premises based on the Rent Adjustment Percentage as set forth in the Basic Lease Provisions. On each anniversary of the Expansion Premises Commencement Date occurring after October 1, 2019 (i.e., October 1, 2020 and each October 1 thereafter), the Base Rent for the Expansion Premises shall be increased by multiplying the Base Rent payable for the Expansion Premises immediately before such date by the Rent Adjustment Percentage (i.e., 3%) and adding the resulting amount to the Base Rent payable for the Expansion Premises immediately before such date. Base Rent for the Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.

6. Tenant’s Share of Operating Expenses. Tenant shall continue to pay Tenant’s Share of Operating Expenses with respect to the Existing Premises as set forth in the Lease. Commencing on the Expansion Premises Commencement Date and during the balance of the Term, Tenant’s Share of Operating Expenses for the Expansion Premises shall be 56.5% based on 33,919 rst As a result, commencing on the Expansion Premises Commencement Date and during the balance of the Term, Tenant’s Share of Operating Expenses for the Premises shall be 100%.

7. Electrical Submeter Installation. By no later than the Expansion Premises Commencement Date, Landlord shall, at its sole cost, install separate electrical submeters in the Expansion Premises.

8. Identification Signage. Section 38(b) of the Lease provides that if and when Tenant leases more than 50% of the rentable square footage in the Building, Tenant shall have the exclusive right, at its sole cost and expense and in compliance with all applicable Legal Requirements, to install and affix to the Identification Signage to the fa<;:ade of the Building facing Clopper Road.     Pursuant to Section 38(b) of the Lease, from and after the Expansion Premises Commencement Date, Tenant shall have the right to install and affix the Identification Signage as provided in Section 38(b) of the Lease.

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 4

9. Expansion Premises Tl Allowance. Landlord shall provide to Tenant an additional tenant improvement allowance in an amount equal to $30 per rentable square foot of the Expansion Premises (i.e., $1,017,570) (“Expansion Premises Tl Allowance”) to be used by Tenant as set forth in this Section. Other than funding the Expansion Premises Tl Allowance, Landlord shall have no other obligation whatsoever with respect to making any leasehold or other improvements to the Expansion Premises. Landlord’s obligations with respect to the Expansion Premises Tl Allowance shall cease upon disbursement in full of the Expansion Premises Tl Allowance to or on behalf of Tenant. The Expansion Premises Tl Allowance shall be used to reimburse Tenant only for the design, permits, and construction (including, without limitation, construction management and engineering fees) of modifications of or improvements to the Premises (including, without limitation, modifications of or improvements to the Tenant Improvements under the Original Lease) of a fixed and permanent nature desired by Tenant to the Premises (“Third Amendment Improvements”), but shall not be used to purchase any personal property or other non-Building Systems materials or equipment. Notwithstanding anything to the contrary, Landlord shall be solely responsible for, and the Expansion Premises Tl Allowance shall not be reduced by, costs incurred lo remove Hazardous Materials from the Expansion Premises that existed before the Expansion Premises Commencement Date or, except to the extent required as a result of the specialized nature of Tenant’s improvements, costs to bring the Expansion Premises into compliance with Legal Requirements.

a. Third Amendment Improvements; insurance. Title to the Third Amendment Improvements shall remain in the sole name of Landlord and shall not be subject to any liens or encumbrances. Landlord’s approval of the Third Amendment Improvements and Tenant’s contractors and architect for the Third Amendment Improvements shall not be unreasonably withheld, delayed, or conditioned. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the Expansion Premises Tl Allowance not required for the Third Amendment Improvements (as approved by Landlord pursuant to this Section). Before the commencement of the Third Amendment Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including any architect), and certificates of insurance from any contractor performing any part of the Third Amendment Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor, if any, to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc,, and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

b. Reimbursement. Upon submission by Tenant to Landlord of a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports, and other matters as Landlord customarily obtains for the expenses incurred by Tenant with respect to the Third Amendment Improvements, Landlord shall promptly reimburse Tenant for such expenses from the Expansion Premises Tl Allowance, but only to the extent of the Expansion Premises Tl Allowance. Landlord shall make the Expansion Premises Tl Allowance available to Tenant for any expenses incurred for the Third Amendment Improvements made for a period of [***] after the Expansion Premises Commencement Date, i.e., such period shall end on [***] subject to extension for Force Majeure Delays to a maximum of [***] in the aggregate. Tenant shall not make more than one such submission each month to Landlord.

10. Amendment to Basic Lease Provisions (Tenant’s Notice Address). Tenant’s Notice Address under the Lease is hereby changed to the following:

Tenant’s Notice Address:

Kite Pharma, Inc.

930 Clopper Road

Gaithersburg, MD 20878-1301

Attention: Head of Facilities

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 5

and

Kite Pharma, Inc. 2400 Broadway

Santa Monica, CA 90404

Attention: VP of Facilities

With a copy to:

Gilead Sciences, Inc.

333 lakeside Drive

Foster City, CA 94404

Attention: General Counsel

11. Amendment to Section 1 (Lease of Premises). Effective as of the Expansion Premises Commencement Date, Tenant shall lease the entire Premises and, as a result, there shall be no Common Areas as of that date. Accordingly, Section 1 of the Lease is hereby amended by adding the following sentence at the end thereof: “Notwithstanding any contrary provision contained in this Lease, as of the Expansion Premises Commencement Date there shall be no Common Areas.”

12. Amendment to Section 7 (Use). Effective as of the Expansion Premises Commencement Date, Section 7 of the lease is hereby amended as follows: (i) delete the 7th sentence stating “Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project[.]”, and (ii) delete the 8th sentence and replace it with the following new sentence stating “Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises.”

13. Amendment to Section 7(a) (Modifications to Common Areas). Effective as of the Expansion Premises Commencement Date, Section ?(a) of the Lease is hereby amended as follows: (i) delete the first sentence in its entirety and replace it with the following: “Landlord shall be responsible for the compliance of the Building exterior and all areas of the Project outside of the Building with the ADA and other Legal Requirements as of the Commencement Date (and shall not include such costs in Operating Expenses)[.]”; and (ii) delete the phrase “Common Areas or the exterior of the Building” in the 2nd sentence and replace the same with “the Building exterior and all areas of the Project outside of the Building”.

14. Amendment to Section 10 (Parking). Effective as of the Expansion Premises Commencement Date, Section 10 of the Lease shall be deleted and replaced with the following new Section 10:

10. Parking. Subject to all legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the exclusive right to park in those areas of the Project designated for parking, subject to landlord’s reasonable rules and regulations at no cost to Tenant Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. As of the Commencement Date, the current parking ratio is 3.3 standard sized spaces per 1,000 leased rentable square feet.

15. Amendment to Section 11(a) (General). Effective as of the Expansion Premises Commencement Date, Section 11(a) of the Lease is hereby amended as follows: (i) delete the phrase “janitorial services to the Common Areas,” and (ii) delete the penultimate sentence stating “Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use,”

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 6

16. Amendment to Section 11-New Section 11 (d) (Generator). Effective as of the Expansion Premises Commencement Date, Section 11 of the Lease is hereby amended by adding the following new Section 11 (d):

(d) Generator. An emergency electricity generator (“Generator”) and fuel supply system (“Fuel System”; together with the Generator, the “Generator Equipment”) serve the Building as of the Commencement Date. From and after the Expansion Premises Commencement Date, Tenant shall, at its sole cost and expense, properly maintain and repair the Generator Equipment. At the expiration or earlier termination of the Term, the Generator Equipment shall remain at the Project and Tenant shall return the Generator Equipment to Landlord in the condition it was in on the Expansion Premises Commencement Date, ordinary wear and tear excepted. Tenant shall pay all governmental fees, charges, and taxes and all hook-up and disconnection fees associated with Tenant’s use of the Generator Equipment and Landlord shall have no liability therefor. All of the provisions of this Lease, including, without limitation, the insurance, maintenance, repair, and indemnification provisions set forth in this Lease shall apply and be applicable to Tenant’s operation, maintenance, replacement, and removal of the Generator Equipment. Without limiting any other obligations of Tenant set forth in this Lease, Tenant shall, at its sole cost and expense, maintain and repair the Generator Equipment and keep it in good order and operating condition.

(i) Insurance. If the presence of the Generator Equipment is the sole cause of an increase in Landlord’s property or liability insurance premiums for the Building, Landlord shall so inform Tenant in writing and Tenant shall pay to Landlord as Additional Rent within 10 days alter demand therefor an amount equal to such increase.

(ii) Compliance. Tenant shall, at its sole cost and expense, comply with all Legal Requirements that may now or hereafter be applicable to the area in which the Generator Equipment is located or to the use, operation, repair, maintenance, and replacement of the Generator Equipment. The Legal Requirements include, but are not limited to, Legal Requirements (A) requiring that Tenant obtain the necessary permits and approvals for the use, operation, repair, maintenance, and replacement of the Generator Equipment, (B) prohibiting any form of pollution, (C) requiring the person discharging or permitting the discharging of Hazardous Materials or participating in the discharge or spilling of Hazardous Materials to report such discharge or spill to the proper Governmental Authorities, (D) requiring certain inspections, gauging, and recordkeeping. Tenant shall pay all costs, expenses, claims, fines, penalties, and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with this Section. Tenant shall indemnify, defend, and hold harmless Landlord and its officers, members, directors, employees, managers, employees, agents, and contractors from all claims, injuries, damages, costs, expenses, losses, and liabilities (including, but not limited to, attorneys’ fees) arising from Tenant’s failure to comply with this Section. Each party shall promptly give notice to the other of any notice of violation received by each party.

17. Amendment to Sections 13 (Landlord’s Repairs) and 14 (Tenant’s Repairs). Effective as of the Expansion Premises Commencement Date, Sections 13 and 14 of the Lease are hereby deleted in their entirety and replaced with the following new Sections 13 and 14:

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13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain the following in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded: (a) all of the exterior structural portions of the Building, (b) roof, roof membrane, and roofing and covering materials (including performing roof surveys), (c) foundations, (d) exterior demising walls and Building fagade, (e) aH landscaping, sidewalks, and parking areas contained in or about the Project, including all areas covered by asphalt and concrete; (f) exterior lighting (including parking lot lighting), (g) exterior signage at the Project (excluding, however, the Identification Signage), (h) patio and patio furniture, and (i) elevators. Landlord, as an Operating Expense, shall perform snow removal, exterior washing of windows, and exterior window repair. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense, subject to the terms of Section 17 below regarding each party’s waiver of subrogation. Landlord reserves the right to stop the elevators and Building Systems (as defined in Section 14) services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply elevator and Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 48 hours advance notice of any planned stoppage of elevator and Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall have a reasonable opportunity to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any Legal Requirement to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Except as expressly provided in Section 13 above or in this Section, Tenant, at its expense, shall repair, replace and maintain in good condition all portions and components of the interior of the Premises, including, without limitation, (i) entries, (ii) doors, (iii) ceilings (including structural portions of the floor/ceiling slabs), (iv) interior windows, (v) interior walls, (vi) the interior side of demising walls, (vii) HVAC, mechanical, electrical, life safety, plumbing, pipes and conduits, fire sprinklers, and all other building systems serving the Premises and other portions of the Project (“Building Systems”), (viii) shafts (including elevator shafts), (ix) columns and beams, (x) emergency electrical generator (“Generator’’) and related fuel supply system and infrastructure, and (xi) security cameras and related hardware installed by Landlord and used by Tenant (Tenant shall have the right to request Landlord to disconnect [but not remove) the Landlord-installed security cameras and related hardware serving the Building, which work Landlord shall promptly perform at its expense; if disconnected, such cameras and related hardware shall remain in place and maintained in such state by Tenant). Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term; provided, however, that the cost to replace any HVAC system shall be allocated as set forth in Section 14(c) below. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed the actual, reasonable cost thereof by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the actual, reasonable costs of such cure from Tenant Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

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(a) Maintenance Contracts. Tenant, at its expense, shall at all times during the Term maintain with qualified contractors maintenance and repair contracts (“Maintenance Contracts”) for all Building Systems and the Generator. The Maintenance Contracts shall be in form and content reasonably satisfactory to Landlord. Landlord shall be a third party beneficiary of the Maintenance Contracts and, within 30 days after Landlord’s request, Tenant shall deliver a copy of the Maintenance Contracts to Landlord.

(b) [***]

(c) [***]

(d) Performance Audits. Landlord shall have the ongoing right to inspect, perform maintenance audits (not to exceed twice per calendar year), and contract for an independent facility condition assessment (not to exceed once every 3 calendar years) to monitor Tenant’s maintenance and repair obligations under this Lease, the reasonable costs of which may be included in Operating Expenses. Landlord shall have the right to review Tenant’s certification records or maintenance records upon Landlord’s written request (but not to exceed once per calendar year). All repairs made by Tenant shall be at least equal in quality to the original work, and shall be made only by a licensed, bonded (if required by Landlord in its sole discretion) contractor approved in advance by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.

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(e) Lab Systems. Tenant acknowledges that (i) the Expansion Premises contains an autoclave, glass washer, ice maker, RO water system, compressed air system, and vacuum system (collectively, “Lab Systems”), (ii) Tenant will not use the Lab Systems during the Term, and (iii) the Lab Systems shall remain in their current location within the. Expansion Premises during the Term and shall not be removed from the Expansion Premises or relocated within the Expansion Premises. By no later than the Expansion Premises Commencement Date, Landlord shall take such action as it deems necessary to secure the Lab Systems. From and after the Expansion Premises Commencement Date, Tenant shall have no obligation to maintain service contracts on the Lab Systems, but shall be responsible for repairing or replacing any Lab Systems damaged by Tenant or any Tenant Party. On the expiration or earlier termination of the Term, Tenant shall surrender the Lab Systems to Landlord in their then current condition, ordinary wear and tear and damage by Tenant or any Tenant Party excluded.

18. Amendment to Sections 16(b) and 30(i) (Pre-Existing Environmental Conditions). Sections 16(b) and 30(i) of the Lease shall remain in full force and effect, but as to the Expansion Premises, Pre-Existing Environmental Conditions shall mean the presence of Hazardous Materials in, on, under, or about the Expansion Premises before the Expansion Premises Commencement Date.

19. Amendment to Sections 21(c) and (d) {Default Remedies). Sections 21(c) and 21(d) of the Lease are each hereby amended by inserting “Upon a Default by Tenant hereunder,” at the beginning of the first sentence thereof.

20. Amendment to Section 21(e) (Suspension of Funding/Performance). Section 21(e) of the Lease is hereby amended by deleting that provision in its entirety and replacing it with the following new Section 21 (e):

(e)

Suspension of Funding/Performance. Upon a Default by Tenant hereunder and during the continuance thereof, Landlord shall have the right to suspend funding of any Tl Allowance, the Expansion Premises Tl Allowance, or the performance of Landlord’s Work (and such suspension shall constitute a Tenant Delay [as defined in Exhibit C-1 attached hereto]).

21. Amendment to Section 27 (Subordination). The reference to the “Commencement Date” in the first sentence of Section 27 of the Lease shall be deemed a reference to the “Commencement Date and the Expansion Premises Commencement Date”.

22. Amendment to Section 39 (Right of First Offer). Effective as of the Expansion Premises Commencement Date, Section 39 of the Lease is hereby deleted in its entirety and replaced with the words “Reserved.”

23. [***]

24. [***]

(c)	[***]

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[***]

25. [***]

26. Tenant’s Property. Notwithstanding anything to the contrary In the Lease, all alterations and improvements that may be installed or placed in or about the Premises, including, without limitation, the Tenant Improvements and the Third Amendment Improvements, to the extent paid for by Tenant, shall be Tenant’s property during the Term of the Lease. As such, prior to the expiration or earlier termination of the Lease, Tenant shall be entitled to all depreciation, amortization, and other tax benefits with respect thereto. All such alterations and improvements shall be and become the property of Landlord upon the expiration or earlier termination of the Lease, except to the extent Tenant is required to remove the same pursuant to the terms of the Lease.

27. No Liens. Landlord hereby waives each and every lien for rent or right of distress, whether statutory, common law, contractual, or otherwise, with respect to Tenant’s personal property in the Premises.

28. Miscellaneous.

a. This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker, agent, or other person (collectively, “Broker’’) In connection with this Third Amendment and that no Broker brought about this transaction, other than CBRE, Inc. (“CBRE”) and Scheer Partners, Inc. (“SPI”). CBRE, acting as Tenant’s broker, shall be paid by Landlord pursuant to a separate agreement between Landlord and CBRE. SPI, acting as Landlord’s broker, shall be paid by Landlord pursuant to a separate agreement between Landlord and SPI. Tenant hereby agrees to indemnify and hold Landlord harmless from and against any claims by any Broker (other than CBRE and SPI) claiming a commission or other form of compensation by virtue of having dealt with Tenant witti regard to this Third Amendment.

e. Except as amended and/or modified by this Third Amendment, the Lease is

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 11

hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Regardless of whether specifically amended by this Third A mendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 12

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment under seal as of the day and year first above written.

TENANT:

KITE PHARMA, INC.,

a Delaware corporation

LANDLORD:

TECH PARK 270 Ill, LLC,
a Maryland limited liability company

By:	ARE-MM Tech Park 270 Ill, LLC,
a Delaware limited liability company,
managing member

	By:	ARE-930 Clopper Road, LLC,
a Delaware limited liability company,
managing member

		By:	Alexandria Real Estate Equities, LP.,
a Delaware limited partnership,
managing member

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 13

EXHIBIT A

EXPANSION PREMISES

Expansion Premises

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Third Amendment to Lease Agreement – Kite Pharma, Inc.	Page - 14

EXHIBIT A--contlnued

EXPANSION PREMISES

Expansion

Premises

[***]

Copyright © 2012. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary. Do Not Copy or Distribute. Alexandria and Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.